UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant	☒
Filed by a party other than the registrant	☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

AMERICAN POWER CONVERSION CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

The following is the text of the email proxy notification sent by Computershare on December 13, 2006 to certain shareholders and shareholders employed by American Power Conversion Corporation (APC).

American Power Conversion Corporation Proxy for the Special Meeting of Shareholders on January 16, 2007

Control Number:

Holder Account Number:

Proxy Access Number:

Dear APC Shareholder,

Re: [Insert Shareholder Name]

We are pleased to deliver your proxy statement for the Special Meeting of APC Shareholders via email and provide you with the opportunity to vote online. This e-mail provides the information you will need to view the Special Meeting materials online, vote your shares, and print a copy of the materials.

You are receiving this email because you have previously consented to receive electronic notification of company materials, or the issuing company has provided your email address to us for this purpose.

To View the Proxy Statement Visit:

http://investor.apcc.com/phoenix.zhtml?c=85613&p=IROL-eventDetails&EventId=1430660

Vote your Proxy:

To cast your vote, please visit www.computershare.com/expressvote and follow the on-screen instructions. You will need the login validation details provided above to access the voting site.

Thank you for participating in the American Power Conversion Corporation Paperless Special Meeting Material Program.

Remember, your vote counts!

If you have any questions regarding your account, please call 800-733-5001 and we will be pleased to help. Alternatively, you may also submit your questions directly through our secure, online contact form at: www.computershare.com/ContactUs.

Thank you for using our online voting service.

This email and any files transmitted with it are solely intended for the use of the addressee(s) and may contain information that is confidential and privileged. If you receive this email in error, please advise us by return email immediately. Please also disregard the contents of the email, delete it and destroy any copies immediately. Computershare Limited and its subsidiaries do not accept liability for the consequences of any computer viruses that may be transmitted with this email.